Exhibit 23.5

CONSENT OF QUALIFIED PERSON

August 12th, 2026

The undersigned hereby consents to:

(i) the filing of the technical report summary entitled “S-K 1300 Technical Report Summary on the Initial Assessment of the Mineral Resources on the McDermitt Lithium Project, Oregon, USA” (the “Technical Report Summary”), effective date and signature date of May 27th, 2026, as amended on August 12th, 2026, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“Regulation S-K 1300”) in the Registration Statement of US Elemental Inc. on Form S-4, including any amendment thereto, any related prospectus and any related prospectus supplement (the “Registration Statement”);

(ii) the use of and reference to the name Kevin Martina, P.Eng. as a “qualified person” (as defined in Regulation S-K 1300) in connection with the Technical Report Summary, the Registration Statement, and any amendment or supplement thereto; and

(iii) the use of and reference to any portions of the Technical Report Summary for which the undersigned is responsible, including any accurate references to those portions contained in chapters, extracts, figures, charts, summaries, and other data contained in the Technical Report Summary.

The undersigned also consents to the filing of this consent as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Kevin Martina, P.Eng.
Kevin Martina, P.Eng.
Director I, Process/Specialty Engineering, Mining and Metals
Fluor Enterprises, Inc.

Date: August 12, 2026